EX-99.B(h)ifiasaappa

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

IVY FUNDS, INC.

Appendix A

Ivy Asset Strategy Fund
Ivy Core Equity Fund
Ivy Energy Fund
Ivy High Income Fund
Ivy International Growth Fund
Ivy Large Cap Growth Fund
Ivy Limited-Term Bond Fund
Ivy Mid Cap Growth Fund
Ivy Money Market Fund
Ivy Municipal Bond Fund
Ivy Science and Technology Fund
Ivy Small Cap Growth Fund
Ivy Tax-Managed Equity Fund

Amended November 16, 2005.